SKYLINE CHAMPION ANNOUNCES THIRD QUARTER FISCAL 2024 RESULTS

Troy, Michigan, February 5, 2024 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its third quarter ended December 30, 2023 (“fiscal 2024”).

Third Quarter Fiscal 2024 Financial Highlights (compared to Third Quarter Fiscal 2023 unless otherwise noted)

·
Net sales decreased 3.9% to $559.5 million
·
U.S. homes sold decreased 1.8% to 5,643
·
Total backlog increased 12.6% to $290.4 million compared to the sequential second quarter
·
Average selling price (“ASP”) per U.S. home sold decreased 2.0% to $92,300
·
Gross profit margin contracted by 460 basis points to 25.3%
·
Net income decreased by 43.3% to $47.0 million
·
Earnings per share (“EPS”) decreased 43.8% to $0.81
·
Adjusted EBITDA decreased 39.2% to $66.3 million
·
Adjusted EBITDA margin contracted by 690 basis points to 11.8%
·
Net cash generated by operating activities increased 4.7% to $89.5 million

Third Quarter Fiscal 2024 Operational Highlights

·
Closed the acquisition of Regional Homes
·
Launched captive joint venture, Champion Financing
·
Expanded Southeast capacity with the opening of a new facility in Bartow, Florida

“I am really impressed with how the team handled our business goals this quarter and their ability to execute on our operational and strategic priorities,” said Mark Yost, Skyline Champion’s President, and Chief Executive Officer. “Executing during a seasonally slower period while making great progress on the integration of Regional Homes and the rollout of Champion Financing is a testament to our people and our partners. In addition, we expanded our capacity during the quarter with the opening of a new plant in Bartow, Florida to support our growing builder developer channel in the region. The need for housing remains strong and Skyline Champion continues to position itself to better serve the needs of our customers.”

Third Quarter Fiscal 2024 Results

Net sales for the third quarter fiscal 2024 decreased 3.9% to $559.5 million compared to the prior-year period. The number of U.S. homes sold in the third quarter fiscal 2024 decreased 1.8% to 5,643. The ASP per U.S. home sold decreased 2.0% to $92,300, due to changes to product mix and a decrease in material surcharges compared to the prior year period. The decrease in net sales was partially offset by net sales of $119.7 million from the Regional Homes acquisition. The number of Canadian factory-built homes sold in the quarter decreased to 249 homes compared to 273 homes in the prior-year period due to softer demand given the higher interest rate environment.

Gross profit decreased by 18.9% to $141.3 million in the third quarter fiscal 2024 compared to the prior-year period. Gross profit margin was 25.3% of net sales, a contraction of 460 basis points compared to 29.9% in the third quarter fiscal 2023. The change in gross profit margin was primarily due to lower ASPs, a shift in product mix, the impact of the Regional Homes operations, and the ramping of previously idled facilities.

Selling, general, and administrative expenses (“SG&A”) in the third quarter fiscal 2024 increased to $85.1 million from $71.8 million in the same period last year. SG&A during the quarter increased due to the Regional Homes acquisition. SG&A as a percentage of net sales was 15.2%, compared to 12.3% in the prior year period.

Net income decreased by 43.3% to $47.0 million for the third quarter fiscal 2024 compared to the prior year period. The decrease in net income was primarily driven by lower sales and gross profit in the quarter.

Adjusted EBITDA for the third quarter fiscal 2024 decreased by 39.2% to $66.3 million compared to the third quarter fiscal 2023. Adjusted EBITDA margin for the quarter was 11.8%, compared to 18.7% in the prior-year period.

As of December 30, 2023, Skyline Champion had $497.9 million of cash and cash equivalents, a decrease of $203.2 million in the current quarter, due to the strategic acquisition of Regional Homes, partially offset by operating cash flows of $89.5 million.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, February 6, 2024, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13743591. The replay will be available until 11:59 P.M. Eastern Time on February 20, 2024.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is a leading producer of factory-built housing in North America and employs approximately 8,500 people. With more than 70 years of homebuilding experience and 48 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Skyline Champion provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 73 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Regional Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus expenses or minus income, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) non-cash restructuring charges and impairment of assets, (f) other non-operating income and costs, including but not limited to those costs for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our intangible assets, including goodwill, might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the potential disruption to our business caused by public health issues, such as an epidemic or pandemic, and resulting government actions; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 1, 2023 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	December 30, 2023	April 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$497,907	$747,453
Trade accounts receivable, net	48,659	67,296
Inventories, net	290,542	202,238
Other current assets	33,057	26,479
Total current assets	870,165	1,043,466
Long-term assets:
Property, plant, and equipment, net	287,708	177,125
Goodwill	359,260	196,574
Amortizable intangible assets, net	79,320	45,343
Deferred tax assets	22,255	17,422
Other noncurrent assets	250,711	82,794
Total assets	$1,869,419	$1,562,724
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floorplan payable	$80,389	$-
Accounts payable	43,810	44,702
Other current liabilities	215,098	204,215
Total current liabilities	339,297	248,917
Long-term liabilities:
Long-term debt	24,663	12,430
Deferred tax liabilities	6,867	5,964
Other liabilities	76,634	62,412
Total long-term liabilities	108,164	80,806

Stockholders' Equity:
Common stock	1,600	1,585
Additional paid-in capital	563,019	519,479
Retained earnings	868,598	725,672
Accumulated other comprehensive loss	(11,259)	(13,735)
Total stockholders’ equity	1,421,958	1,233,001
Total liabilities and stockholders’ equity	$1,869,419	$1,562,724

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022

Net sales	$559,455	$582,322	$1,488,460	$2,115,028
Cost of sales	418,183	408,233	1,101,026	1,437,498
Gross profit	141,272	174,089	387,434	677,530
Selling, general, and administrative expenses	85,091	71,820	219,984	228,017
Operating income	56,181	102,269	167,450	449,513
Interest (income), net	(4,309)	(5,409)	(24,090)	(7,293)
Other expense (income)	756	—	2,821	(634)
Income before income taxes	59,734	107,678	188,719	457,440
Income tax expense	12,764	24,865	44,811	113,384
Net income	$46,970	$82,813	$143,908	$344,056
Net income per share:
Basic	$0.81	$1.45	$2.51	$6.04
Diluted	$0.81	$1.44	$2.49	$6.00

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Nine months ended
	December 30, 2023	December 31, 2022

Cash flows from operating activities
Net income	$143,908	$344,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,017	19,341
Amortization of deferred financing fees	255	266
Equity-based compensation	15,231	11,631
Deferred taxes	(3,115)	3,581
Loss (gain) on disposal of property, plant, and equipment	145	(143)
Foreign currency transaction loss	(184)	844
Loss on equity method investment	217	—
Change in assets and liabilities:
Accounts receivable	39,340	42,847
Floor plan receivables	(4,978)	—
Inventories	47,696	30,470
Other assets	(10,756)	(9,895)
Accounts payable	(15,309)	(52,663)
Accrued expenses and other liabilities	(17,850)	(26,291)
Net cash provided by operating activities	218,617	364,044
Cash flows from investing activities
Additions to property, plant, and equipment	(40,986)	(38,177)
Cash paid for equity method investment	(2,250)	—
Cash paid for investment in ECN common stock	(78,858)	—
Cash paid for investment in ECN preferred stock	(64,520)	—
Investment in floor plan loans	(18,466)	—
Proceeds from floor plan loans	14,646	—
Acquisitions, net of cash acquired	(284,545)	(6,810)
Proceeds from disposal of property, plant, and equipment	556	224
Net cash used in investing activities	(474,423)	(44,763)
Cash flows from financing activities
Changes in floor plan financing, net	4,474	(35,460)
Payments on long term debt	(67)	—
Stock option exercises	506	596
Tax payments for equity-based compensation	(983)	(1,363)
Net cash provided by (used in) financing activities	3,930	(36,227)
Effect of exchange rate changes on cash and cash equivalents	2,330	(6,019)
Net (decrease) increase in cash and cash equivalents	(249,546)	277,035
Cash and cash equivalents at beginning of period	747,453	435,413
Cash and cash equivalents at end of period	$497,907	$712,448

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three months ended			Nine months ended
	December 30, 2023	December 31, 2022	Change	December 30, 2023	December 31, 2022	Change
Reconciliation of Adjusted EBITDA:
Net income	$46,970	$82,813	$(35,843)	$143,908	$344,056	$(200,148)
Income tax expense	12,764	24,865	(12,101)	44,811	113,384	(68,573)
Interest (income), net	(4,309)	(5,409)	1,100	(24,090)	(7,293)	(16,797)
Depreciation and amortization	9,639	6,784	2,855	24,017	19,341	4,676
EBITDA	65,064	109,053	(43,989)	188,646	469,488	(280,842)
Transaction costs	1,188	—	1,188	3,253	338	2,915
Other	—	—	—	—	(973)	973
Adjusted EBITDA	$66,252	$109,053	(42,801)	$191,899	$468,853	(276,954)

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three months ended		Nine months ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022

Net income	$46,970	$82,813	$143,908	$344,056
Adjustments:
Transaction costs	934	—	2,481	255
Other	—	—	—	(733)
Adjusted net income attributable to the Company's common shareholders	$47,904	$82,813	$146,389	$343,578
Adjusted basic net income per share	$0.83	$1.45	$2.55	$6.03
Adjusted diluted net income per share	$0.82	$1.44	$2.53	$5.99
Average basic shares outstanding	57,644	56,971	57,364	56,946
Average diluted shares outstanding	58,136	57,377	57,842	57,390